Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX ANNOUNCES ACTIVATION OF

GRANULATED MESALAMINE CLINICAL PROGRAM

RALEIGH, NC, December 11, 2003—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the U.S. Food and Drug Administration (FDA) has permitted clinical trials to initiate under the Company’s recently filed Investigational New Drug (IND) for Granulated Mesalamine. The Company intends to initiate preliminary dose characterization trials within the next several weeks and to initiate two Phase III studies by the end of the first half of 2004. The Company intends to develop Granulated Mesalamine, a unique prolonged-release formulation of mesalamine, as a treatment for ulcerative colitis.

Granulated Mesalamine delivers the anti-inflammatory agent mesalamine to the distal ileum and colon by means of dual-release granules. Salix licensed the product from Dr. Falk Pharma GmbH. Currently, Granulated Mesalamine is marketed in Germany by Dr. Falk Pharma under the trade name Salofalk® Granu-Stix® for the treatment of acute episodes and the maintenance of remission of ulcerative colitis.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, our reliance on our first few products, market acceptance for products, intellectual property risks, management of rapid growth, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.